PROSPECTUS

$75,000 Minimum / $100,000 Maximum

WOODLAND HATCHERY, INC.

COMMON STOCK

This is Woodland's initial public offering. We are offering a minimum of 375,000 shares and a maximum of 500,000 shares of common stock. The public offering price is $0.20 per share. No public market currently exists for our shares. We are a development stage company without any history of profitable operations.

See "Risk Factors" beginning on page 3 for material risk factors you should consider before you purchase the shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The shares are offered on a "minimum/maximum, best efforts" basis directly through our officer and director, Mr. Cody Winterton. The proceeds of the offering will be placed and held in an escrow account at Far West Bank, 885 North Main Street, Springville, UT 84663, until a minimum of $75,000 in cash has been received as proceeds from sale of shares. If we do not receive the minimum proceeds within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, your investment will be promptly returned to you within ten business days without interest and without any deductions. This offering will expire 30 days after the minimum offering is raised. There is no minimum amount of common stock to be purchased. We may terminate this offering prior to the expiration date.

	Price to Public	Commissions	Proceeds to Company
Per Share	$0.20	$-0-	$0.20
Minimum	$75,000	$-0-	$75,000
Maximum	$100,000	$-0-	$100,000

The date of this Prospectus is November 9, 2001

PROSPECTUS SUMMARY

About our company

We were formed as a Nevada corporation on May 5, 1997 as Kafco Corp. On April 11, 2001 we changed our name to Woodland Hatchery, Inc. We are in the business of developing a fish hatchery to provide fish for private fly-fishing enterprises and the wholesale and retail sales of organic fish. We intend to focus our business primarily in the state of Utah. The Utah Department of Agriculture is implementing an organic agriculture program. The program will include guidelines and rules to raising organic fish. The state program is expected to be complete by January 2002 and we intend to comply with the requirements to have our fish certified as organic. We believe the proposed Utah aquatic organic program will follow the federal recommendations that include five specific areas:

*Origin of livestock. Organically produced aquatic animals must be raised in a discrete population, similar to a herd of cattle or flock of poultry, that is brought under continuous organic management beginning no later than the second day of the animal's life.

*Livestock feed. Producers must provide organically produced aquatic animals with a total feed ration composed of agricultural products that are organically produced, except that non-synthetic substances and synthetic substances included on the National List as feed supplements and feed additives may be used.

*Livestock health care practice standard. Producers must establish and maintain preventive health care practices including selection of appropriate species, provision of a suitable feed ration, establishment of living conditions to allow for natural behaviors and stress reductions, and use of allowed medicines and vaccines as necessary.

*Livestock living conditions. Organically managed aquatic animals must be raised within a secure, defined production system that accommodates the animals' health and natural behavior and minimizes the risk of escape.

*Identification. Producers must maintain records sufficient to document the origin, feed ration, living conditions, and, as needed, health care practices applicable to each group of aquatic animals produced on their operation.

We will be competing with approximately 17 licensed fish sale operations in Utah. Fish sale operations in Idaho may become competitors if they comply with the Utah health regulation for importation of live fish.

We have commenced only limited operations and are considered a development stage company. To date our operations have included developing our business plan, completing our hatchery construction and obtaining our first fingerling fish. We have entered an agreement to sell our first harvest of fish next spring. As of September 30, 2001 we realized a net loss of $9,520 and have not yet established profitable operations. These factors raise substantial doubts about our ability to continue as a going concern. We need to raise at least the minimum offering amount from this offering so we can continue operations and implement our business plan for the next twelve months. We believe that with the minimum net offering proceeds amount of $55,000, we can purchase the necessary equipment and inventory and cover our startup costs over the next year.

Upon completion of this offering, our current shareholders will own 96.7% of the stock if the minimum is raised and 95.6% of the stock if the maximum is raised. This means that our current shareholders will be able to elect directors and control the future course of Woodland. Mr. Winterton will maintain control of Woodland by owning at least 87% of the stock after completion of the maximum offering.

Our principal executive offices are located at 1442 Lower River Road, Woodland, UT 84036. Our telephone number is (801) 367-7197.

About our offering

We are offering a minimum of 375,000 and a maximum of 500,000 shares. All proceeds from this offering will be held in a non-interest bearing escrow account. If we do not receive the minimum proceeds within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, your investment will be promptly returned to you within ten business days without interest and without any deductions. This offering will expire 30 days after the minimum offering is raised. There is no minimum amount of common stock to be purchased. We may terminate this offering prior to the expiration date. Upon completion of the offering, we will have 11,520,000 shares outstanding if we sell the maximum number of shares. We will use the proceeds from the offering to pay existing debt, purchase equipment, and implement our business plan.

RISK FACTORS

Investing in our stock is very risky and you should be able to bear a complete loss of your investment. Please read the following risk factors closely.

Woodland is a new business and investment in our company is risky. We have no meaningful operating history so it will be difficult for you to evaluate an investment in our stock. For the period ended September 30, 2001, we have had no revenue and a net loss of $9,520. We cannot assure that we will ever be profitable. Since we have not proven the essential elements of profitable operations, you will be furnishing venture capital to us and will bear the risk of complete loss of your investment in the event we are not successful.

If we do not raise money through this offering, it is unlikely we can continue operations. As of September 30, 2001, Woodland had current assets of $26,899 and current liabilities of $23,129. We are devoting substantially all of our present efforts to establishing a new business and need the proceeds from this offering to continue implement our business plan. We have not generated any revenue. If we cannot raise money through this offering, we will have to seek other sources of financing or we will be forced to curtail or terminate our business. There is no assurance that additional sources of financing will be available at all or at a reasonable cost. These factors raise substantial doubt about our ability to continue as a going concern.

Our auditor's have indicated that because we are a new development stage company and have not generated any revenues that they have substantial doubt we will be able to continue as a going concern. Our lack of operating history and current liabilities indicate we may not be able to continue our business. We have no experience in the fish hatchery business and do not anticipate generating any revenues until next spring. We have no assurance that even if we sell our fish that we will be profitable.

If our equipment and startup costs exceed our estimates, it may impact our ability to continue operations. We believe we have accurately estimated our needs for the next twelve months based on receiving both the minimum and maximum amount of the offering. It is possible that we may need to purchase additional equipment or that our startup costs will be higher than estimated. If this happens, it may impact our ability to generate revenue and we would need to seek additional funding.

Our operations may be severely impacted if our fish contract any disease. Whirling disease has been a problem in areas of Utah. Whirling disease is a parasitic infection which attacks juvenile trout and salmon. Routine inspections for the presence of the parasite have been conducted in Utah since 1988. Currently, one state hatchery is positive and 12 private facilities have been tested positive at various times. The state enforces an annual hatchery inspection program and stocking or transport of infected fish is not allowed. If we fail to pass a state annual hatchery inspection, all fish infected by the disease would be destroyed and the raceways would be drained, cleaned and sanitized. The raceways would be inspected by the state before more fish could be raised. Should our fish contract the disease our operations would be severely impacted.

We may suffer losses from predators. The Blue Heron is the only predator that could be capable of causing any significant loss to the hatchery. If we are unable to reduce the threat from Blue Herons our fish production may be jeopardized.

Weather, floods and water contamination could adversely impact our operation. A number of factors could have negative impact on our operations including:

* Weather could be a factor that impacts us. If the water levels dropped dramatically because of extremely dry weather conditions and low snowpack from the previous winter we might not have the volume of water we traditionally have had available and it could effect our operation. Also, if we have an extremely cold winter, our operations may be impacted. Because the water is naturally flowing at higher speeds, ice is not an issue under normal winter conditions. However, complications could arise due to ice that might lower the holding capacity of the hatchery raceways or impact the effectiveness of the fish screens used to hold the fish in the hatchery raceways.

* Floods may adversely affect our operations. If we were to experience extreme flooding situations, our operations may be severely impacted. A major flood could wash out our hatchery raceways and take our entire fish crop downstream.

* Water contamination could also be an issue. We cannot control contamination of the upstream water. Water can be contaminated by many sources, either intentionally or accidentally. There are many substances that could be added to the water that might damage or even kill the trout population. Specific contaminants might include large amounts of gasoline or oil. Large amounts of sewage would increase the nitrogen levels of the water to levels higher than normal making it difficult for fish to survive. Chemicals or waste can be introduced into the water supply and impact our fish. Any contamination could seriously effect our operations.

We operate in a very competitive business environment that could adversely affect our ability to obtain and maintain clients. In 1998, Utah was shown to have 17 licensed fish sale operations. Competition is limited in our immediate area. Of the area six hatcheries queried, all are selling all of the fish they are able to produce. Our main competition will come from Wyoming Trout Ranch, Black Canyon in Idaho, Gary Stringham in Utah, Trout Lodge in Washington, Mt. View Trout Ranch in Utah, and Spring Lake in Utah. Though there are other facilities in Utah, the hatcheries identified hold current permits with the state of Utah for transporting fish and we believe they will be our main competition. The majority of our competitors have greater financial and other resources than we do. Our competitors also have a history of successful operations and an established reputation within the industry where we do not. Some of our competitors may be prepared to accept less favorable payment terms than us when negotiating or renewing contracts. Our inability to be competitive in obtaining and maintaining clients would have a material adverse effect on our revenues and results of operations.

We only have one purchaser for our fish. At present, Woodland Ranches is our only customer and Woodland has agreed to purchase our fish for the next three years. Should Woodland Ranches default on the agreement or should we produce more fish that Woodland Ranches agreed to purchase, we will have to find other purchasers and obtain the permits necessary to transport the fish outside of Woodland Ranches. Obtaining transportation permits can take up to a week.

We depend entirely on Cody Winterton to implement our business and losing his services would adversely affect our business. Woodland is in the development stage and requires the services of Cody Winterton to become established. We have no employment agreement with Mr. Winterton. If we lost his services it is questionable we would be able to find a replacement and our business would be adversely affected. Further, Mr. Winterton is our only employee and intends to devote approximately 20 hours per week to our business. Mr. Winterton also provides our office space. If Mr. Winterton terminates his relationship with Woodland Hatchery, it is likely our operations would be discontinued.

We have agreements with related parties that may raise conflicts of interest. Our current lease agreement for the land on which we have our hatchery is with Cody Winterton's father, Seth Winterton. We also have an agreement to sell our fish to Seth Winterton. These agreements may raise potential conflicts of interest with respect to our hatchery business. Such conflicts may include selling fish to Winterton Ranches at reduced rates or providing Winterton Ranches with first option to purchase fish in the future.

It is likely our stock will become subject to the Penny Stock rules which impose significant restrictions on the Broker-Dealers and may affect the resale of our stock. A penny stock is generally a stock that

- is not listed on a national securities exchange or Nasdaq,

- is listed in "pink sheets" or on the NASD OTC Bulletin Board,

- has a price per share of less than $5.00 and

- is issued by a company with net tangible assets less than $5 million.

The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including

- determination of the purchaser's investment suitability,

- delivery of certain information and disclosures to the purchaser, and

- receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. In the event our common stock becomes subject to the penny stock trading rules,

- such rules may materially limit or restrict the ability to resell our common stock, and

- the liquidity typically associated with other publicly traded equity securities may not exist.

Upon the completion of this offering, Mr. Winterton will maintain control of Woodland. Mr. Winterton is currently the majority shareholder and control person of Woodland. Following this offering, Mr. Winterton will continue to control Woodland by owning at least 87% of our common stock. This means that Mr. Winterton can control the election of directors and our business.

Shares of stock that are eligible for sale by our stockholders may decrease the price of our stock. Upon completion of the offering, we will have 11,520,000 shares outstanding, including 500,000 shares that are freely tradable and 11,020,000 shares that are restricted shares but may be sold under Rule 144. Under Rule 144 unregistered resales of restricted common stock cannot be made until it has been held for one year from the later of its acquisition from Woodland Hatchery or an affiliate of Woodland Hatchery. Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about Woodland Hatchery. If the holders sell substantial amounts of our stock pursuant to Rule 144, then the market price of our stock could decrease.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth above, as well as the other information contained in this prospectus. This prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the risk factors section and elsewhere in this prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this prospectus.

DILUTION AND COMPARATIVE DATA

As of September 30, 2001, we had a net tangible book value, which is the total tangible assets less total liabilities, of $3,770, or approximately $0.0003 per share. The following table shows the dilution to your investment without taking into account any changes in our net tangible book value after July 31, 2001, except the sale of the minimum and maximum number of shares offered.
	Assuming Minimum Shares Sold	Assuming Maximum Shares Sold
Shares Outstanding	11,395,000	11,520,000
Public offering proceeds at $0.05 per share	$75,000	$100,000
Net offering proceeds after expenses	$55,000	$80,000
Net tangible book value before offering Per share	$3,770 $0.0003	$3,770 $0.0003
Pro forma net tangible book value after offering	$58,770	$83,770
Increase attributable to purchase of shares by new investors	$0.0048	$0.0069
Dilution per share to new investors	$0.1948	$0.1927
Percent dilution	97.4%	96.3%

The following table summarizes the comparative ownership and capital contributions of existing common stock shareholders and investors in this offering as of September 30, 2001:
	Shares Owned Number %	Total Consideration Amount %	Average Price Per Share
Present Shareholders Minimum Offering Maximum Offering	11,020,000 96.7 11,020,000 95.6	$16,000 17.6 $16,000 13.8	$0.001 $0.001
New Investors Minimum Offering Maximum Offering	375,000 3.3 500,000 4.4	$75,000 82.4 $100,000 86.2	$0.20 $0.20

The numbers used for Present Shareholders assumes that none of the present shareholders purchase additional shares in this offering.

The above table illustrates that as an investor in this offering, you will pay a price per share that substantially exceeds the price per share paid by current shareholders and that you will contribute a high percentage of the total amount to fund Woodland, but will only own a small percentage of our shares. Investors will have contributed $75,000 if the minimum is raised and $100,000 if the maximum offering is raised, compared to $16,000 contributed by current shareholders. Further, if the minimum is raised, investors will only own 3.3% of the total shares and if the maximum is raised, investors will only own 4.4% of the total shares.

USE OF PROCEEDS

The net proceeds to be realized by us from this offering, after deducting estimated offering related expenses of approximately $20,000 is $55,000 if the minimum and $80,000 if the maximum number of shares is sold.

The following table sets forth our estimate of the use of proceeds from the sale of the minimum and the maximum amount of shares offered. Since the dollar amounts shown in the table are estimates only, actual use of proceeds may vary from the estimates shown.

Description	Assuming Sale of Minimum Offering	Assuming Sale of Maximum Offering
Total Proceeds	$75,000	$100,000
Less Estimated Offering Expenses	20,000	20,000
Net Proceeds Available	$55,000	$ 80,000
Use of Net Proceeds
Pay off debt	$20,000	$20,000
Inventory - fish	5,000	10,000
Fish food	11,000	21,000
Marketing	5,000	10,000
Property and Lease	2,500	2,500
Working capital	11,500	16,500
TOTAL NET PROCEEDS	$55,000	$80,000

We will use approximately 36% of our net proceeds to repay our debt if we raise the minimum and 25% of our net proceeds if we raise the maximum. The debt of $20,000 was incurred on May 17, 2001 with an interest rate of 10% per annum. The principal and interest are payable within one year of the date of the note or at the time this offering is completed, whichever is first. The proceeds from this loan were used to construct the fish hatchery and purchase our first fish crop.

The working capital reserve may be used for general corporate purposes to operate, manage and maintain the current and proposed operations including professional fees, expenses and other administrative costs.

Costs associated with being a public company, including compliance and audits of our financial statements will be paid from working capital and revenues generated from our operations.

If less than the maximum offering is received, we will apply the proceeds according to the priorities outlined above.

Pending expenditures of the proceeds of this offering, we may make temporary investments in short-term, investment grade, interest-bearing securities, money market accounts, insured certificates of deposit and/or in insured banking accounts.

DETERMINATION OF OFFERING PRICE

The offering price of the shares was arbitrarily determined by our management. The offering price bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price be regarded as an indicator of any future market price of our securities. In determining the offering price, we considered such factors as the prospects for our products, our management's previous experience, our historical and anticipated results of operations and our present financial resources.

DESCRIPTION OF BUSINESS

General

We were formed as a Nevada corporation on May 5, 1997 as Kafco Corp. On April 11, 2001 we changed our name to Woodland Hatchery, Inc. We are in the business of developing a fish hatchery to provide fish for private fly-fishing enterprises and the wholesale and retail sales of organic fish. The Utah Department of Agriculture is implementing an organic agriculture program. The program will include guidelines and rules to raising organic fish. The state program is expected to be complete by Janaury 2002 and we intend to comply with the requirements to have our fish certified as organic. We intend to focus our business primarily in the state of Utah. Our hatchery is located in Utah and we will market and sell our fish initially in Utah. We may consider marketing and selling fish in the nearby states of Wyoming, Idaho and Colorado once we have proven operations.

Our business

Our hatchery is located in Woodland, Utah, a location approximately twenty minutes east of Park City in the Upper Provo River Valley. The address is 1442 Lower River Road, Woodland, Utah. It is our intent to provide rainbow and brown trout for private fly-fishing enterprises and also to provide organically grown fish for wholesale and retail customers.

We are leasing ground and water rights from Seth Winterton, father of Cody Winterton, our president, on which we have constructed our hatchery and will initiate our operations. Our lease payments are $1,200 per year. The lease allows us unrestricted use of approximately one acre of land through which the hatchery waterways run. We are also granted unrestricted access rights to the property. The lease is for an initial period of twenty years as of June 2001 and is renewable annually after expiration unless either party gives notice to terminate the lease. All improvements to the land will belong to the owner of the property upon termination of the lease. We have selected the Woodland, Utah site because rainbow trout requires large amounts of high quality water with a minimum dissolved oxygen concentration of 5 mg/L. The selected site is ideal for a fish hatchery because of the quality natural water, volume and temperature of the water.

We have chosen to raise trout species including German brown and Kamaloop rainbow trout. These species were chosen based on our environment including water temperature, seasons and water flows.

Trout production facilities usually consist of indoor rearing facilities and outdoor raceways and ponds. The rearing facilities are usually used for producing trout from the fertilized eggs to fingerlings. Trout farmers who have brood stock can produce their own fertilized eggs or purchase them from commercial trout egg producers. After trout eggs are fertilized, they are placed in a flow through incubator and not disturbed until the eye spot appears in the eggs. After hatching, the sac fry are raised in shallow troughs and they contain a large yolk sac, which provides nutrition for three to six weeks. When most of the yolk sac is absorbed, they begin to swim to the water surface to begin feeding. It is at this time that the fry are fed an artificial starter diet. They are moved to production raceways and ponds when they reach the fingerling stage which is about 3 inches. As trout grow they are fed various sizes of food with specific protein percentages.

We have completed construction of the hatchery which consists of two concrete raceways with free flowing water, including two small incubators. A flowing stream has been diverted to run through the raceways to simulate a natural stream or river bed. Total cost for construction was $16,500. The concrete design of the raceways aids in the quality of the fish hatchery making the walls and floors easy to clean. At times water may be diverted away from the raceways to allow them to sun dry and kill diseases that may potentially exist.

With proceeds from this offering, we will purchase 2,000 pounds of six inch trout, eight ounces per fish. The trout will consist of 1,000 pounds of German Browns purchased from The Wyoming Trout Ranch and 1,000 pounds of Kamaloop Rainbow Trout purchased from Black Canyon Trout Farm in Idaho. By starting with six inch trout we will have an advance start to meet our commitment to have fish ready to sell in the summer of 2002.

In 2002 we will have an earlier start on the growing season and will be able to purchase smaller fingerling trout, three inches, of each species at a much lower price. The amount in pounds of fingerlings purchased to meet out commitments will be based upon water temperatures we record during the fall and winter of 2001. In addition to purchasing fingerling trout, we will breed our own. Twenty or so of the largest and strongest of each species will be kept for breeding. These brood fish will provide the eggs for the 2003 season. We do not anticipate having to purchase fish thereafter. We intend to stock sufficient fingerlings to have 17,000 pounds of six inch marketable trout ready to sell in 2003.

Our ongoing costs will consist of fish food and maintenance of the facilities. After fish are placed in the raceways, a minimum labor is required. The hatchery operates on its own, similar to a natural flowing river. The flowing water keeps the raceways clean and the fish healthy. Our main responsibility is to feed the fish on a daily basis. We may in the future add automatic fish feeders should our operation increase significantly. The fish are fed according to exact calculations taking into account, water temperatures and desired size. Roughly, it takes one pound of fish food to produce one pound of fish. One pound of fish food costs approximately $.40 and we estimate overhead costs, including depreciation, to be approximately $.60 per pound. We estimate total cost to raise a fish to marketable size to be $1.00 per pound. The current market price of trout is between $1.50 to $3.00 per pound. We anticipate fish food costs to be $200 per month until March of 2002 when we purchase new fingerlings at which time our costs will increase. As new brood stock is hatched our fish food costs will increase as well. We intend to produce approximately 17,000 pounds of fish over a two year period and have reserved $5,000 from the proceeds of this offering to cover food costs. Future fish food costs will be supported from ongoing sales of fish.

We have contracted to sell the initial 2,000 pounds of fish purchased this year to Winterton Ranches in July 2002. At the time of sale, the fish will have increased in size to approximately 14 to 18 inches and have doubled in weight. Winterton Ranches will use the fish to stock ponds already existing on their property. We currently lease our property from Winterton Ranches who has adjoining property with ours. Winterton Ranches has an existing fish permit from the State of Utah which will allow us to transfer fish to their facilities without restriction.

Our goal is to increase our fish production to 30,000 pounds in 2004 and at that time to further expand the hatchery facilities.

Fish Purchase Agreement

Winterton Ranches, an entity controlled by Seth Winterton who is our president's father, has entered into a purchase agreement with us on July 1, 2001. The agreement states that Winterton Ranches will purchase trout from us at the then market price as follows:

2,000 pounds at or about July 1, 2002

4,000 pounds at or about July 1, 2003

4,000 pounds at or about July 1, 2004

Because Winterton Ranches will purchase all the fish we can raise over the next three years, we do not anticipate seeking other customers until 2003 or later. However, should Winterton Ranches fail to purchase our entire inventory of fish, we have other outlets for our fish. Should we sell to parties other than Winterton Ranches, we will apply for the appropriate transportation permit.

Trout Industry

The following statistics and information regarding the trout industry was not prepared specifically for us but is publicly available. We used data regarding trout production from the National Agricultural Statistics Service in Washington DC. We also used data from the North Central Regional Aquaculture Center. Additional information was used from the Utah Division of Wildlife Resource and Jones Hole National Fish Hatchery.

The total value of all US trout sales increased from $65 million in 1994 to $77 million in 1999. In terms of overall sales in 1999, food size fish accounted for 84%, stockers 7%, fingerlings 2% and eggs 6%. We intend to start as a small trout producer, increasing to a medium trout producer. In 1991, gross sales from small trout producers averaged $20,000 and medium trout producers averaged $108,000. Total annual output for small trout producers averaged 6,900 pounds and medium producers averaged 61,000 pounds. We intend to initially produce 30,000 pounds per year with the intent to increase production to 60,000 pounds per year.

Food-size trout are grown commercial for food and usually range from 3/4 to one pound and over 12 inches in length. At the national level, food size trout sold from a low of $1.01 per pound to a high of $3.39 per pound in 1999. Stocker trout had a low price of $2.13 per pound to a high of $2.54 per pound in 1997. Our research indicates we can produce fish for an average of $1.00 per pound. Fish food is about $0.40 per pound and miscellaneous costs runs about $0.60 per pound. The $0.40 per pound fish food price is an average of fish food prices for the last five years. Generally it takes one pound of fish food to produce one pound of fish. Fish food is purchased locally in Salt Lake City. It takes approximately nine months to raise a fish to marketable size. The basic cost of the fish will be higher in the first two years because we will purchase fish from outside sources. At such time we have our own brood stock and can hatch our own eggs, our costs price will then be determined primarily on the amount and cost of food.

The growth rate of fish is influenced by the water temperatures and amount of food the fish are fed. It is impossible to determine the exact time it will take us to produce a one pound fish which is the desired size for our target markets. However, we know the minimum time will be six months and the maximum time will be twelve months. The colder the water, the slower the fish grow. We estimate it will take approximately nine months for our fish to reach the desired size. The variable that we do not have on record is the water temperature between the months of November to February for our water source.

Typical hatchery operating costs include construction costs for buildings, electrification, troughs and tanks, flow through egg incubators, automatic feeders, aerators and plumbing. Also included in the costs is the initial purchase of fingerling species and shipping costs. We are able to significantly reduce our start up costs because of the way in which we constructed our hatchery. Our hatchery is outdoors and the concrete raceways simulate a segment of a natural stream bed. Because the hatchery is in line with an existing waterway, we have eliminated the need for pumps, pumping, electrification, aeration and a building. Our constructions costs totaled $16,500. We believe we can purchase fish and adequately run the facility if we raise the minimum offering. If we raise the maximum offering, we will purchase additional fish to raise and resell.

We may encounter risk of loss of fish, primarily due to disease and predators. On a national average from 1995 to 1998, 71-84% of fish loss was due to disease and another 12-34% was due to predators. Blue Herons are the only predator in our area that could seriously impact our operations. We believe that the proximity of the hatchery to residential housing reduces the threat of loss to Blue Herons. We have installed a wire six inches off the ground surrounding the edges of the hatchery water. Because the Blue Herons on the shore and walk slowly into the water, the wire prevents the birds from entering the water and has been proven effective in protecting the fish.

All species of trout and salmon may be susceptible to whirling disease. Other members of the trout and salmon family, such as mountain whitefish are also at risk. Rainbow trout and cutthroat trout appear to be more susceptible than other trout species. Brown trout become infected with the parasite, but they appear to have an immunity to the infection and have not been as greatly impacted as rainbow trout. Myxobolus cerebralis is a metazoan parasite that penetrates the head and spinal cartilage of fingerling trout where it multiplies very rapidly, putting pressure on the organ of equilibrium. This causes the fish to swim erratically (whirl), and have difficulty feeding and avoiding predators. In severe infections, the disease can cause high rates of mortality in young-of-the-year fish. Those that survive until the cartilage hardens to bone can live a normal life span, but are marred by skeletal deformities. Fish can, however reproduce without passing on the parasite to their offspring.

To reduce our risk of disease, we only purchase state inspected fish that have been certified disease free. We have implemented other controls to further reduce risk of disease. Whirling disease can occur by transporting mud from other infected areas, such as ponds and rivers, to our hatchery. To prevent infection, all equipment including boots, fish nets, buckets, etc., used in and around the water of the hatchery will be sanitized before use.

Generating revenue

We intend to generate revenues by selling our fish to fly-fish operations and to wholesale and retail customers. We will sell to private fly-fishing enterprises at a range of $2.50 to $3.00 per pound. We will also sell stockfish to private individuals such as family and commercial ponds in Utah. When we reach higher levels of production, we will sell our excess capacity to the lower paying fish processing plants. Processing plants are located in Idaho and California. The revenue from selling to processing plants will be between $1.50 to $2.00 per pound.

Fly-fish operations and fly-fish enterprises are privately owned locations that charge fly-fisherman for the opportunity to fish on privately owned waters. The waters are usually maintained and stocked by the owners. In most cases these locations only allow the catch and release of trout. Because the State of Utah does not permit the stocking of public rivers, only private waters such as springs and ponds are stocked and used as private fly-fish operations and enterprises.

Family and commercial ponds are also privately owned facilities and fishermen are charged for the opportunity to fish with live bait. Typically, the fisherman is charged only for the fish that are caught and taken home from the facilities.

Fish that are stocked in ponds or as part of the fly-fishing operations and enterprises are not usually resold to restaurants but are used for recreational purposes.

Our potential revenue is based on the amount of fish we can raise and the market we sell to. We prefer to sell to private facilities because they pay premium prices for the fish. We currently have the capacity to raise 30,000 pounds of fish annually. As we develop our facilities and markets, we intend to increase this capacity by adding more cement raceways. We have sufficient water volumes to support additional raceways. We believe we can sell all the fish we produce to our target markets. Processing plants pay the least but purchase high volumes of fish, making it possible for us to sell our excess capacity.

Winterton Ranches has agreed to purchase a minimum of 10,000 pounds of fish in the first three years to stock their facility.

Marketing and advertising

We intend to associate the Woodland name with quality fish that will be made available to existing fly fishing facilities. We will also list our facility with the State of Utah who provides a list of facilities to people seeking to purchase fish for private stocking of fish. This method will comprise most of the marketing relating to transporting fish off our facility since there is a demand for certified State fish.

We will be able to advertise our fish as certified State fish once we have the appropriate tests conducted by the State of Utah and they certify our fish are disease free. We intend to be certified by 2003.

We will also place ads in local outdoor magazines and publications.

Competition

In 1998, Utah was shown to have 17 licensed fish sale operations. Sales are shown at $1,511,000. Idaho is the greatest competition to Utah sales. In 1998, Idaho accounted for 39% of the dollar value of fish sales at a national level.

Competition is limited in the area. Of the area six hatcheries queried, all are selling all of the fish they are able to produce. There is a shortage of fish in Utah, proven by the fact that we were unable to contract the purchase of 5,000 pounds of fingerlings this year and instead could only contract the purchase of 2,000 pounds of the larger six-inch fish.

We have chosen to raise two specific types of fish that are extremely popular in Utah for sport fishing, the German Brown and the Kamaloop Rainbow. There are only two other facilities selling the German Brown species in Utah and one facility is dependent on the other for fingerlings. The Kamaloop Rainbow, known for its ability to grow quickly and its overall strength, is very popular among fly-fishermen and is raised by several facilities in the area.

Our main competition will come from Wyoming Trout Ranch, Black Canyon in Idaho, Gary Stringham in Utah, Trout Lodge in Washington, Mt. View Trout Ranch in Utah, and Spring Lake in Utah. Though there are other facilities in Utah, the hatcheries identified hold current permits with the state of Utah for transporting fish.

We believe we can be competitive because of the demand for fish in Utah, our location, and our limited overhead costs. Specifically, we have free flowing water without a need to pump water, thus reducing our costs and eliminating risks from electrical power failure.

Governmental Regulation

Live fish sales are strictly regulated in the state of Utah who is concerned about the spread of whirling disease. Utah requires two types of permits. The first allows us to receive fish into our facility and raise them. The second permit allows us to transport fish away from our facility to another property. We have been issued the first permit. The second permit, that allows us to transport fish away from our facility is more complex and will be filed for in 2003, unless we have customers other than Winterton Ranches. This permit requires that 60 randomly chosen live fish be transported to the state laboratory where they conduct several tests, checking for disease that would be harmful to other facilities. Approval for a permit can take up to a week while the tests are being conducted. We will not require a transport permit to transport fish to Winterton Ranches. Our hatchery is on leased land owned by Winterton Ranches who currently has a permit to receive fish. The permit applies to the entire 100 acres of Winterton Ranches. We will require a transport permit to transport fish to locations outside of Winterton Ranches. We do not anticipate any problems in obtaining the permit.

If the State of Utah finds disease during an inspection, all fish infected by the disease are destroyed and the hatchery raceways drained, cleaned and sanitized. The hatchery raceways would be inspected again by the state before more fish could be raised.

Should our operations reach 50,000 pounds, we will then have to obtain permits from the Environmental Protection Agency for our hatchery. At the current time, we are not subject to any EPA regulations and do not anticipate reaching production of 50,000 pounds in the near future. We are not aware of any other governmental regulation with which we must comply in order to operate our hatchery.

Employees

Cody Winterton, our officer and director is our only employee. We do not intend on hiring additional personnel unless our operations grow to a point where we require help. Mr. Winterton will devote the necessary time to ensure our operations are implemented which is estimated to be approximately 20 hours per week. We do not have a formal employment agreement with Mr. Winterton and he has agreed to not take any salary until our operations are profitable.

Facilities

Our hatchery is located at 1544 Lower River Road, Woodland, Utah 84036. Our hatchery is on approximately one acre of leased property and consists of two concrete raceways within a tributary course of the Provo River. We have a small storage facility that houses fish food and miscellaneous tools and equipment. We also run our operations from this location. Cody Winterton, our president provides our office space free of charge to us. At such time as our operations expand significantly we will consider leasing professional office space.

Legal proceedings

Our company is not a party to any bankruptcy, receivership or other legal proceeding, and to the best of our knowledge, no such proceedings by or against Woodland have been threatened.

PLAN OF OPERATION

Should we receive the minimum offering of $75,000, we will realize net proceeds of $55,000. This amount will enable us to pay off our existing debt, purchase necessary fish inventory, and provide us with sufficient working capital to continue operations for a period of twelve months. Should we receive the maximum amount of the offering, we will realize net proceeds of $80,000. This amount will enable us to increase our fish inventory and expand our marketing and advertising. We anticipate that with the maximum offering amount, we can continue our operations for a period of twelve months.

Upon receipt of the proceeds of this offering, we will purchase the fish inventory and commence our hatchery operations. We will initiate our marketing and advertising plan by placing yellow page ads, outdoor publication ads and listing with the State of Utah.

We believe we have accurately estimated our needs for the next twelve months based on receiving both the minimum and maximum amount of the offering. It is possible that we may need to purchase additional equipment or that our startup costs will be higher than estimated. We may need additional cement block and screen to extend the hatchery raceways. Other equipment includes fish netting, transport troughs and other miscellaneous items. We do not believe any of these items to be material. However, if unforeseen costs are incurred, it may impact our ability to generate revenue and we would need to seek additional funding.

If we are unable to raise the offering amount, it will be necessary for us to find additional funding in order to implement our operating plan. In this event, we may seek additional financing in the form of loans or sales of our stock and there is no assurance that we will be able to obtain financing on favorable terms or at all or that we will find qualified purchasers for the sale of any stock.

Research and development

Our primary research and development will be focused on the requirements for achieving organic fish status in the State of Utah. We intend to work closely with the State of Utah and participate in the research programs they have in place or may put in place as part of their organic program. The research will include data about taste, quality, sales statistics and productivity of the process. We anticipate our research and development costs to be minimal during the next two years.

MANAGEMENT

Our business will be managed by our officer and directors.

Name	Age	Position	Since
Cody Winterton	26	President, Secretary, Vice President, Treasurer and Director	Jan. 25, 2001
Christian Holmes	26	Director	Oct. 24, 2001

The following is a brief biography of our officer and directors.

Cody Winterton, President and Director. Mr. Winterton began studies in 1996 at Brigham Young University and graduated in 2001 with a major in Political Science and a minor in Business Management. While attending BYU, Mr. Winterton worked at the Utah Valley Regional Medical Center as a Phlebotomist and Psychiatric Technician from 1997 until 2000. Mr. Winterton worked in marketing for Realxchange, an internet company that built a platform on online real estate transactions during the summer of 2000. Since 1997 he has also worked for the Springville Ambulance Service as a volunteer Intermediate Emergency Medical Technician. During that same period, he assisted his father, Seth Winterton, in developing and maintaining a Fly Fishing business utilizing the existing Winterton Ranch facilities. Mr. Winterton participated in the purchase of over 3,000 pounds of fish in the past three years. His participation included researching water temperature, climates, water quality and food sources and then determining the species to purchase based upon his research. Mr. Winterton participated in transporting and stocking the fish at the Winterton Ranch facilities. He also participated in feeding, care and monitoring the fish.

Christian Holmes, Director. Mr. Holmes will earn his Bachelor of Arts degree from Weber State University in December 2001. From May 1991 through February 1996, Mr. Holmes was a sales representative for Reams Food Stores where he was responsible for customer service, product orders, supervision and management. From February 1996 though February 1998 Mr. Holmes was a representative for the LDS Church in Sonora, Mexico. From April 1998 to April 1999 Mr. Holmes was a Psychiatric Technician at the Utah Valley Regional Medical Center when he assisted nursing staff. Since April 1999, Mr. Holmes has been a full time student and is currently preparing for law school.

COMPENSATION

Our executive officer has not received any salary or compensation. Woodland does not have an employment contract with its executive officer and have agreed that no salaries would be paid until such time we have profitable operations.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Seth Winterton holds the lease on our hatchery property and is the owner of Winterton Ranches who has agreed to purchase our fish for the first three years of operation. Seth Winterton is the father of Cody Winterton, our president. Under the terms of the lease agreement, Seth Winterton will receive $1,200 annually. Under the terms of the fish purchase agreement, Seth Winterton will pay us market price at the date of purchase.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of our common stock as of the date of this prospectus, and as adjusted to reflect the sale of 375,000 shares should we sell the minimum amount and 500,000 should we sell maximum number of shares.

The table includes:

each person known to us to be the beneficial owner of more than five percent of the outstanding shares each director of Woodland

each named executive officer of Woodland

Name & Address	# of Shares Beneficially Owned	% Before Offering	% After Minimum	% After Maximum
Cody Winterton 1491 East 450 South Springville, UT 84663	10,000,000	90%	87.8%	86.8%
Christian Holmes 57 North 1480 East Springville, UT 84663	-0-	-0-	-0-	-0-
All directors and executive officers as a group (2 people)	10,000,000	90%	87.7%	86.8%

DESCRIPTION OF THE SECURITIES

Common Stock

We are authorized to issue up to 50,000,000 shares of common stock with a par value of $.001. As of the date of this prospectus, there are 11,020,000 shares of common stock issued and outstanding.

The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefor. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Stock Option Plan

In 1997, we adopted a stock option plan that reserved 750,000 shares for distribution under the terms of the plan. To date, we have not granted any options pursuant to the 1997 stock option plan.

Transfer Agent

Interwest Transfer Company, Inc., 1981 East 4800 South, Salt Lake City, Utah 84124, is our transfer agent.

SHARES AVAILABLE FOR FUTURE SALE

As of the date of this prospectus, there are 11,020,000 shares of our common stock issued and outstanding. Upon the effectiveness of this registration statement, 375,000 shares will be freely tradable if the minimum is sold and 500,000 shares will be freely tradeable if the maximum number of shares is sold. The remaining 11,020,000 shares of common stock will be subject to the resale provisions of Rule 144. Of the 11,020,000 shares, 1,020,000 are already eligible for resales pursuant to Rule 144 and 10,000,000 will be eligible beginning April 2002 . Sales of shares of common stock in the public markets may have an adverse effect on prevailing market prices for the common stock.

Rule 144 governs resale of "restricted securities" for the account of any person, other than an issuer, and restricted and unrestricted securities for the account of an "affiliate of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with the issuer. Affiliates of Woodland Hatchery may include its directors, executive officers, and person directly or indirectly owning 10% or more of the outstanding common stock. Under Rule 144 unregistered resales of restricted common stock cannot be made until it has been held for one year from the later of its acquisition from Woodland Hatchery or an affiliate of Woodland Hatchery. Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about Woodland Hatchery ("Applicable Requirements"). Resales by our affiliates of restricted and unrestricted common stock are subject to the Applicable Requirements. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more that the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted common stock which has been held for two years free of the Applicable Requirements.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

We have 27 shareholders. Currently, there is no public trading market for our securities and there can be no assurance that any market will develop. If a market develops for our securities, it will likely be limited, sporadic and highly volatile. Currently, we do not plan to have our shares listed nor do we have any agreements with any market makers. At some time in the future, a market maker may make application for quotation of our shares on the Over the Counter Bulletin Board.

Presently, we are privately owned. This is our initial public offering. Most initial public offerings are underwritten by a registered broker-dealer firm or an underwriting group. These underwriters generally will act as market makers in the stock of a company they underwrite to help insure a public market for the stock. This offering is to be sold by our executive officer. We have no commitment from any brokers to sell shares in this offering. As a result, we will not have the typical broker public market interest normally generated with an initial public offering. Lack of a market for shares of our stock could adversely affect a shareholder in the event a shareholder desires to sell his shares. Should we sell the minimum offering, we believe, because of our business plan and our perceived appeal to sportsmen, a market maker may file for quotation of our shares on the Over the Counter Bulletin Board.

Currently the Shares are subject to Rule 15g-1 through Rule 15g-9, which provides, generally, that for as long as the bid price for the Shares is less than $5.00, they will be considered low priced securities under rules promulgated under the Exchange Act. Under these rules, broker-dealers participating in transactions in low priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for low priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer and obtain specific written consent of the customer, and provide monthly account statements to the customer. Under certain circumstances, the purchaser may enjoy the right to rescind the transaction within a certain period of time. Consequently, so long as the common stock is a designated security under the Rule, the ability of broker-dealers to effect certain trades may be affected adversely, thereby impeding the development of a meaningful market in the common stock. The likely effect of these restrictions will be a decrease in the willingness of broker-dealers to make a market in the stock, decreased liquidity of the stock and increased transaction costs for sales and purchases of the stock as compared to other securities.

PLAN OF DISTRIBUTION

We are offering a minimum of 375,000 shares and a maximum of 500,000 shares on a best efforts basis directly to the public through our officer and director, Mr. Cody Winterton. If we do not receive the minimum proceeds within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, your investment will be promptly returned to you without interest and without any deductions. This offering will expire 30 days after the minimum offering is raised. We may terminate this offering prior to the expiration date.

In order to buy our shares, you must complete and execute the subscription agreement and make payment of the purchase price for each share purchased either in cash or by check payable to the order of Far West Bank, Woodland Hatchery, Inc. Escrow Account.

Until the minimum 375,000 shares are sold, all funds will be deposited in a non-interest bearing escrow account at Far West Bank, 885 North Main Street, Springville, Utah 84663, In the event that 375,000 shares are not sold during the 90 day selling period commencing on the date of this prospectus, all funds will be promptly returned to investors without deduction or interest. If 375,000 shares are sold, we may either continue the offering for the remainder of the selling period or close the offering at any time.

Solicitation for purchase of our shares will be made only by means of this prospectus and communications with our officer and director who is employed to perform substantial duties unrelated to the offering, who will not receive any commission or compensation for their efforts, and who are not associated with a broker or dealer.

Our officer and director will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer.

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

LEGAL MATTERS

The legality of the issuance of the shares offered hereby and certain other matters will be passed upon for Woodland by Cletha A. Walstrand, P.C., Salt Lake City, Utah.

EXPERTS

The financial statements of Woodland as of December 31, 2000, appearing in this prospectus and registration statement have been audited by Jones Simkins LLP, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of Jones Simkins, LLP as experts in accounting and auditing. The financial statements of Woodland as of September 30, 2001 were prepared by our management and are unaudited.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ADDITIONAL INFORMATION

We have filed a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to Woodland Hatchery, Inc. and the shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission's Internet website, http://www.sec.gov.

Index to Financial Statements

WOODLAND HATCHERY, INC.

(A Development Stage Company)

INDEPENDENT AUDITORS' REPORT

To the Stockholders' and

Board of Directors of

Woodland Hatchery, Inc.

We have audited the accompanying balance sheet of Woodland Hatchery, Inc. (a development stage company), as of December 31, 2000 and 1999 and the related statements of operations, stockholders' equity, and cash flows for the years then ended and the cumulative amounts since inception. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Woodland Hatchery, Inc. (a development stage company), as of December 31, 2000 and 1999 and the results of its operations and its cash flows for the years then ended and the cumulative amounts since inception, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's revenue generating activities are not in place and the Company has incurred a loss. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Jones Simkins LLP

JONES SIMKINS LLP

Logan, Utah

February 27, 2001, except for Notes 3 and 8 which are dated October 10, 2001

WOODLAND HATCHERY, INC.
WOODLAND HATCHERY, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS
Nine Months Ended	Nine Months Ended	Years Ended	Years Ended
September 30,	September 30,	December 31,	December 31,
	2001	2000	2000	1999
	(Unaudited)	(Unaudited)	(Audited)	(Audited)

Revenues	$ -	-	-	-

General and administrative expenses	9,520	365	425	442

Net loss before income taxes	(9,520)	(365)	(425)	(442)

Provision for income taxes	-	-	-	-

Net loss	$ (9,520)	(365)	(425)	(442)

Loss per common share - basic and diluted	$ -	-	-	-

Weighted average common shares -
basic and diluted	9,696,000	1,020,000	1,020,000	1,020,000
See accompanying notes to the financial statements.

WOODLAND HATCHERY, INC.
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS' EQUITY
May 15, 1997 ( Date of Inception) to September 30, 2001 (Unaudited)
	Preferred Stock Shares	Amount	Common Stock Shares	Amount	Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total
Balance at May 15, 1997
(date of inception)	-	$ -	-	$ -	$ -	$ -	$ -
Issuance of common stock for cash	-	-	1,006,000	1,006	1,494	-	2,500
Net loss	-	-	-	-	-	(975)	(975)
Balance at December 31, 1997	-	-	1,006,000	1,006	1,494	(975)	1,525
Issuance of common stock for cash	-	-	14,000	14	3,486	-	3,500
Net loss	-	-	-	-	-	(868)	(868)
Balance at December 31, 1998	-	-	1,020,000	1,020	4,980	(1,843)	4,157
Net loss	-	-	-	-	-	(442)	(442)
Balance at December 31, 1999	-	-	1,020,000	1,020	4,980	(2,285)	3,715
Net loss	-	-	-	-	-	(425)	(425)
Balance at December 31, 2000	-	-	1,020,000	1,020	4,980	(2,710)	3,290
Issuance of common stock for cash
(unaudited)	-	-	10,000,000	10,000	-	-	10,000
Net loss (unaudited)	-	-	-	-	-	(9,520)
Balance at September 30, 2001	-	$ -	11,020,000	$11,020	$ 4,980	$(12,230)	$3,770

See accompanying notes to the financial statements.

WOODLAND HATCHERY, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
Nine Months Ended	Nine Months Ended	Years Ended	Years Ended	Cumulative
September 30,	September 30,	December 31,	December 31,	Amounts
	2001	2000	2000	1999	Since
	(Unaudited)	(Unaudited)	(Audited)	(Audited)	Inception
Cash flows from operating activities:
Net loss	$ (9,520)	(365)	(425)	(442)	(12,230)
Adjustments to reconcile net loss
to net cash used in operating activities:
Depreciation expense	305	180	240	257	953
Increase in:
Inventories	(701)	-	-	-	(701)
Accounts payable	2,390	-	-	-	2,390
Accrued expenses	739	-	-	-	739
Net cash used in operating activities	(6,787)	(185)	(185)	(185)	(8,849)

Cash flows from investing activities:
Purchase of hatchery and office equipment	(15,510)	-	-	-	(16,519)
Net cash used in investing activities	(15,510)	-	-	-	(16,519)

Cash flows from financing activities:
Proceeds from issuance of common stock	10,000	-	-	-	16,000
Proceeds from note payable	20,000	-	-	-	20,000
Deferred offering costs	(10,090)	-	-	-	(10,090)
Net cash provided by financing activities	19,910	-	-	-	25,910

Net increase (decrease) in cash	(2,387)	(185)	(185)	(185)	542

Cash, beginning of period	2,929	3,114	3,114	3,299	-

Cash, end of period	$ 542	2,929	2,929	3,114	542
See accompanying notes to the financial statements.

WOODLAND HATCHERY, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2000 and 1999

Note 1 - Organization and Summary of Significant Accounting Policies

Organization

Woodland Hatchery, Inc. (the Company) was organized under the laws of the State of Nevada on May 15, 1997 (date of inception). From May 15, 1997 (date of inception) until December 31, 2000, the Company's activities consisted of seeking business ventures, which would allow for long-term growth. Subsequent to December 31, 2000, the Company initiated plans to begin operating a fish hatchery located in Woodland, Utah (see note 7). Further, the Company is considered a development stage company as defined in SFAS No. 7 and has not, thus far, commenced planned principal operations.

Unaudited Information

In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting only of normal recurring items) necessary to present fairly the financial position, results of operations and cash flows of the Company as of September 30, 2001 and 2000 and for the nine months then ended.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Income Taxes

Deferred income taxes are provided in amounts sufficient to give effect to temporary differences between financial and tax reporting, principally related to net operating loss carryforwards.

Earnings Per Share

The computation of basic earnings per common share is based on the weighted average number of shares outstanding during the period.

WOODLAND HATCHERY, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2000 and 1999

Note 1 - Organization and Summary of Significant Accounting Policies (continued)

Earnings Per Share (continued)

The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the period plus the common stock equivalents which would arise from the exercise of stock options and warrants outstanding using the treasury stock method and the average market price per share during the period. Common stock equivalents are not included in the diluted earnings per share calculation when their effect is antidilutive. The Company does not have any stock options or warrants outstanding at December 31, 2000 and 1999.

Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventories

Inventories are stated at the lower of cost (determined on a first-in first-out basis) or market. Inventories consist of fish and fish food.

Long Lived Assets

The Company accounts for its hatchery in accordance with the requirements of Statement of Financial Accounting Standard 121 "Accounting for Impairment of Long-Lived Assets and Assets to be Disposed Of". The statement requires that long-lived assets used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. An impairment loss for an asset held for use should be recognized when the estimate of undiscounted future net cash flows, excluding interest charges, expected to be generated by the use of the asset is less than its carrying amount. Measurement of impairment loss is based on the fair value of the asset. The Company has determined that no impairment loss exists at September 30, 2001 (Unaudited).

WOODLAND HATCHERY, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2000 and 1999

Note 1 - Organization and Summary of Significant Accounting Policies (continued)

Office Equipment

Office equipment is carried at cost and is depreciated over the useful life of the related assets using accelerated methods. The estimated useful life of office equipment is 5 years.

Note 2 - Going Concern

As of December 31, 2000, the Company's revenue generating activities are not in place, and the Company has incurred a loss for the year then ended. These factors raise substantial doubt about the Company's ability to continue as a going concern.

Management intends to seek additional funding through business ventures. There can be no assurance that such funds will be available to the Company, or available on terms acceptable to the Company.

Note 3 - Note Payable

The note payable consists of an unsecured note payable to an unrelated entity. The note bears interest at 10% and is due on the earlier of May 17, 2002 or upon the completion of the Company's common stock offering.

WOODLAND HATCHERY, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2000 and 1999

Note 4 - Income Taxes

For the years ended December 31, 2000 and 1999 and the cumulative amounts since inception, the difference between income taxes at statutory rates and the amount presented in the financial statements is a result of the change in the valuation allowance on the Company's deferred tax asset.

Deferred tax assets at December 31, 2000 and 1999, consist of net operating loss carryforwards, which have been offset by a valuation allowance. The income tax effect of these carryforwards are immaterial and therefore, quantitative disclosures have been omitted.

The Company's net operating loss carryforwards of approximately $2,000, begin to expire in the year 2017. The amount of net operating loss carryforwards that can be used in any one year may be limited by significant changes in the ownership of the Company and by the applicable tax laws which are in effect at the time such carryforwards can be utilized.

Note 5 - Supplemental Cash Flow Information

No amounts were paid for interest or income taxes during the years ended December 31, 2000 and 1999 and since inception.

Note 6 - Stock Plan

The Company has adopted a benefit plan (the Plan). The Plan provides for the granting of up to 750,000 shares of stock. Under the Plan, the Company may issue shares of the Company's common stock or grant options to acquire the Company's common stock from time to time to employees, directors, officers, consultants or advisors of the Company on the terms and conditions set forth in the Plan. In addition, at the discretion of the Board of Directors, stock may from time to time be granted under this Plan to other individuals, including consultants or advisors, who contribute to the success of the Company but are not employees of the Company.

As of December 31, 2000, no stock or stock options have been issued under this plan.

WOODLAND HATCHERY, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2000 and 1999

Note 7 - Recent Accounting Pronouncements

In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No. 133" and in June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective date of FASB Statement No. 133." SFAS 138 and 133 establishes accounting and reporting standards for derivative instruments and requires recognition of all derivatives as assets or liabilities in the statement of financial position and measurement of those instruments at fair value. SFAS 133 is now effective for fiscal years beginning after June 15, 2000. The Company believes that the adoption of SFAS 138 and 133 will not have any material effect on the financial statements of the Company.

In June 2000, the FASB issued SFAS No. 139, "Rescission of FASB Statement No. 53 and amendments to FASB Statements No. 63, 89 and 12". The Company believes that the adoption of SFAS 139 will not have any material effect on the financial statements of the Company.

Note 8 - Subsequent Events

On September 6, 2001, the Company filed a Registration Statement on Form SB-2 proposing to raise a maximum of $100,000 through the sale of 500,000 shares of common stock at $.20 per share.

On January 25, 2001, the Board of Directors approved the sale of 10,000,000 shares of common stock for $10,000 to an individual. The individual was also voted in as a director of the Company, giving him control of the Company.

Also on January 15, 2001, the Board of Directors approved the Corporation's name change from Kafco Corp. to Woodland Hatchery, Inc.
====================================

Until February 9, 2002, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------

TABLE OF CONTENTS

--------------------------------

Prospectus Summary 2 Risk Factors 3 Forward-Looking Statements 6 Dilution and Comparative Data 6 Use of Proceeds 7 Determination of Offering Price 8 Description of Business 9 Plan of Operation 14 Management 15 Compensation 16 Certain Relationships and Related Transactions 16 Principal Stockholders 16 Description of the Securities 17 Shares Available for Future Sale 17 Market for Common Stock 18 Plan of Distribution 19 Legal Matters 19 Experts 19 Additional Information 20 Index to Financial Statements 21

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to whom it is unlawful to make such offer in any jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

====================================

=================================

$75,000 Minimum

$100,000 Maximum

WOODLAND HATCHERY, INC.

375,000 Shares Minimum

500,000 Shares Maximum

Common Stock

$.001 Par Value

---------------------

PROSPECTUS

---------------------

November 9, 2001

================================